Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces Completion of Merger with Webster Capital

LITTLETON, MA—(MARKET WIRE)—(July 1, 2015) — Dover Saddlery, Inc. (NASDAQ: DOVR - News), the leading multichannel retailer of equestrian products in the United States, today announced the completion of its merger with a company formed by Webster Capital. Dover shareholders will receive $8.50 per share in cash in the merger and all in-the-money stock options and warrants will be cashed out.

Registered shareholders will be sent a letter of transmittal which will contain instructions explaining the procedure for exchanging Dover Saddlery stock certificates for the merger consideration payment.

“We are very pleased with the result we achieved for our shareholders. We are also excited about the prospects for Dover to work with Webster Capital,” said Stephen L. Day, CEO and president of Dover Saddlery. “With Webster’s consumer experience we are looking forward to growing our retail store base and pursuing other exciting expansion plans. Dover Saddlery and its employees will benefit from this partnership with Webster, which has extensive experience and business connections in the retail and direct-to-consumer sectors.”

Donald Steiner, Managing Partner of Webster Capital, stated, “We are looking forward to the opportunity to work with Dover’s management to help Dover continue its growth plan in retail and direct-to-consumer. Webster will support Dover’s strategy to increase accessibility and variety of product offerings for equestrian enthusiasts nationwide.”

About Webster Capital

Founded in 2003, Webster Capital is a private equity firm with over $600 million of committed capital which invests in the branded consumer and healthcare services industries. Webster focuses on companies with transaction values typically in the range of $30 — $200 million. Webster Capital provides equity financing, expertise and a broad contact network for management buyouts and growth capital. For additional information on Webster Capital please visit www.webstercapital.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements made about the merger with an affiliate of Webster, and all statements other than statements of historical fact included in this press release regarding Dover’s strategies, plans, objectives, expectations, and future operating results. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially.